SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                             UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
             SECTIONS 13 AND 15(D) OF THE SECURITIES
                      EXCHANGE ACT OF 1934

                 Commission File No. 001-11165



                 Interstate Bakeries Corporation



       (Exact name of registrant as specified in its charter)



                    12 East Armour Boulevard
                  Kansas City, Missouri  64111
                         (816) 502-4000

        (Address and Telephone Number of Registrant's Principal
                        Executive Office)


                 Preferred Stock Purchase Rights


        (Title of each class of securities covered by this Form)



                  Common Stock, $.01 par value



        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

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     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [x]

     Rule 12g-4(a)(1)(ii) [ ]

     Rule 12g-4(a)(2)(i)  [ ]

     Rule 12g-4(a)(2)(ii) [ ]

     Rule 12h-3(b)(1)(i)  [ ]

     Rule 12h-3(b)(1)(ii) [ ]

     Rule 12h-3(b)(2)(i)  [ ]

     Rule 12h-3(b)(2)(ii) [ ]

     Rule 15d-6           [ ]


     Approximate number of holders of record as of the certification or notice date: None

                               SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, Interstate Bakeries Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.



                    Interstate Bakeries Corporation



Date:  February 14, 2000            By:/s/ Ray Sandy Sutton
                                           ----------------------
                                    Name:  Ray Sandy Sutton
                                    Title:  Vice President,
                                            Secretary and General
                                            Counsel